Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 21, 2006 (the “Effective Date”) by and between SurgiCount Medical, Inc., a California corporation, with an office located at 27555 Ynez Road, Suite 330, Temecula, California 92591 (the “Company”), and William M. Adams, an individual, with an address 3 Ladbrook Grove, Coto de Caza, California 92679 (“Individual”).

WHEREAS, the Company is in the business of developing, manufacturing and marketing patient safety and medical devices;

WHEREAS, Individual has had experience in the operations of businesses conducting sales and marketing in the healthcare industry, specifically in businesses specializing in disposable medical supplies;

WHEREAS, the Company desires to retain the services of Individual; and

WHEREAS, Individual is willing to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Individual is hereby employed and engaged to serve the Company as its Chief Executive Officer. Individual does hereby accept, and Individual hereby agrees to, such engagement and employment. At all times during the term of Individual’s employment, he shall serve as a member of the Board of Directors of the Company.

2. Duties. Individual shall be responsible for the overall development and operations of the Company. In addition, Individual’s duties shall be such duties and responsibilities as the Board of Directors shall specify from time to time entailing those duties and responsibilities customarily performed by the Chief Executive Officer of a company with a sales volume and number of employees commensurate with those of the Company. Individual shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position. Individual shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Board of Directors. Individual shall be responsible and report only to the Company’s Board of Directors. Individual shall devote his full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company’s Board of Directors or as set forth below.

Nothing in this Agreement shall preclude Individual from devoting reasonable periods required for:

(a)	serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b)
serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

(c)
managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement, provided that such other activities or engagements are fully disclosed in writing to the Board of Directors in advance, and provided that such activities or engagements do not materially affect the Company’s business or the Individual’s ability to provide the services contemplated hereunder.

(d)	Perform Individual's necessary duties and responsibilities with Health West Marketing on an as-needed basis.

3. Best Efforts of Individual. During his employment hereunder, and subject to the provisions and limitations of Section 2 above, Individual shall, subject to the direction and supervision of the Company’s Board of Directors, devote his full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing Individual from investing his assets in any business.

4. Employment Term. Unless terminated pursuant to Section 12 of this Agreement, the term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a term of thirty-six (36) months (the “Employment Term”). The Employment Term shall end effective at midnight on April 17, 2009 unless extended by the mutual written agreement of Individual and Company.

5. Compensation of Individual.

(a)
Base Compensation. As compensation for the services provided by Individual under this Agreement, the Company shall pay Individual an annual base salary of Three Hundred Thousand Dollars ($300,000.00) during the Employment Term. The compensation of Individual under this Section shall be paid in accordance with the Company's usual payroll procedures.

(b)
Bonus. In addition to the above base compensation, Individual shall be eligible to receive annual bonuses. Any bonuses awarded to Individual will be paid to Individual in stock and/or cash on the next scheduled pay date after the bonus is awarded. Bonuses shall be awarded to Individual in the reasonable and good faith discretion of the Board of Directors, subject to the financial performance of the Company.

(c)
Stock and Stock Options. In addition to the foregoing compensation, Individual also shall receive stock options for the purchase of three hundred thousand (300,000) shares of common stock of Company's parent company, Patient Safety Technologies, Inc. (“PST”), at an exercise price of three dollars and fifty cents ($3.50) per share, which options shall be granted and vest annually in installments of 100,000 shares per year over three (3) years, per the following schedule: 100,000 shares to be granted and vest on April 18, 2007; 100,000 shares to be granted and vest on April 18, 2008; and 100,000 shares to be granted and vest on April 17, 2009. However, all 300,000 options shall vest immediately in Individual upon a sale or exchange of a significant portion (50% or more) of the Company's stock, or a joint venture by the Company with an unaffiliated entity involving 50% or more of the Company's stock. Individual shall also receive ten thousand dollars ($10,000) in restricted stock of PST annually on April 30, 2007, April 18, 2008 and April 18, 2009, and Company represents and warrants that PST’s Board of Directors has approved or will approve by way of appropriate corporate resolution the foregoing awards of restricted stock to Individual. The restrictions on Individual's restricted PST stock shall be no more restrictive than the least restrictive restrictions which exist on any restricted PST stock awarded or to be awarded to any other employee, Officer or Director of Company. Individual shall also receive options to purchase an additional one hundred thousand (100,000) shares of common stock of PST at an exercise price of three dollars and fifty cents ($3.50) per share, which options shall immediately be granted to and vest in Individual upon the occurrence of either of the events set forth in Exhibit A attached hereto.

(d)
Commission. The Company, upon approval of the Board of Directors, will establish a commission pool for the benefit of its employees. Such commission pool may be distributed to management and certain other employees (including Individual) at Individual’s discretion, with such distributions to be determined and made within a reasonable time after the Company’s fiscal year end.

6. Benefits. Individual and his immediate family (i.e., spouse and children) shall also be entitled to participate in any and all Company benefit plans from time to time in effect for employees of the Company. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

7. Vacation, Sick Leave and Holidays. Individual shall be entitled to three (3) weeks of paid vacation annually, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. In addition, Individual shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

8. Business Expenses. The Company shall promptly reimburse Individual for all reasonable out-of-pocket business expenses incurred in performing Individual’s duties and responsibilities hereunder in accordance with the Company's policies, provided Individual promptly furnishes to the Company adequate records of each such business expense.

9. Location of Individual's Activities. Individual’s principal place of business in the performance of his duties and obligations under this Agreement shall be at a location within reasonable driving distance of Individual’s home, as determined by the Board of Directors. Notwithstanding the preceding sentence, Individual will engage in such travel and spend such time in other appropriate locations as may be necessary or appropriate in furtherance of his duties hereunder. The Company's location in Temecula, California and the Chino, California manufacturing facility shall be deemed appropriate locations.

10. Confidentiality. Individual recognizes that the Company has and will have business affairs, products, future plans, trade secrets, intellectual property, marketing plans, patents or patents pending, customer lists, and other vital confidential and proprietary information (collectively "Confidential Information") that are valuable assets of the Company. Individual agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior written consent of the Company’s Board of Directors. Individual will protect the Confidential Information and treat it as strictly confidential. "Confidential Information" shall not include information that is either publicly available, known outside the Company, or which Company has failed to make reasonable efforts to maintain the confidentiality thereof.

11. Non-Solicitation. Individual acknowledges that by virtue of his employment with Company, he will gain knowledge of the business conducted by the Company and may have extensive contacts with clients and/or customers of the Company. Accordingly, Individual agrees that, during his employment with Company and for a period of one (1) year immediately following termination (voluntary or otherwise) of Individual’s employment with the Company, Individual shall not directly or indirectly solicit clients or customers of the Company to the extent the existence of such clients or customers constitute "Confidential Information" as defined in Section 10 above. In addition, Individual agrees that for a period of one (1) year immediately following termination (voluntary or otherwise) of Individual’s employment with the Company, he shall not solicit any Company employee to leave the Company’s employ or any Company consultant to sever the consultant’s relationship with the Company.

12. Termination. Notwithstanding any other provisions hereof to the contrary, Individual’s employment hereunder shall terminate under the following circumstances:

(a)
Voluntary Termination by Individual. Individual shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term. Termination of Individual’s employment pursuant to this Section 12(a) shall not be effective unless Individual shall have first given Company a written notice thereof at least 30 days prior to the date of termination unless circumstances dictate that such notice cannot reasonably be given.

(b)
Voluntary Termination by the Company. The Company shall have the right to voluntarily terminate this Agreement and Individual’s employment hereunder at any time during the Employment Term. Termination of Individual’s employment pursuant to this Section 12(b) shall not be effective unless the Company shall have first given Individual written notice thereof at least thirty (30) days prior to the date of termination unless circumstances dictate that such notice cannot reasonably be given.

(c)
Termination for Cause. The Company shall have the right to terminate this Agreement and Individual’s employment hereunder at any time for "cause." As used in this Agreement, "cause" shall mean any of the following: Individual’s conviction of a felony; Individual’s conviction of any crime that may have a material adverse impact on the Company's reputation; Individual’s demonstrated criminal misappropriation of funds from or resources of the Company; Individual’s demonstrated commission of an act of material deceit or intentional material misrepresentation with respect to Company; or Individual’s demonstrated commission of an act constituting fraud or embezzlement with respect to the Company. "Cause" shall not be deemed to exist unless the Company shall have first given Individual a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause," and thirty (30) days after such notice has been given such conduct has, or such circumstances have, as the case may be, not either ceased or been remedied or cured.

(d)
Termination Upon Death or for Disability. This Agreement and Individual’s employment hereunder, and all amounts and benefits due Individual hereunder, shall automatically terminate upon 1) Individual’s death or 2) Individual’s disability. In the case of Individual’s disability, however, this Agreement shall not terminate unless Individual has been disabled and unable to substantially perform the duties contained in this Agreement for longer than a period of twelve (12) months as certified by a qualified physician or panel of qualified physicians jointly agreed upon by Company and Individual, and by applicable law.

(e)
Effect of Termination. In the event that this Agreement is terminated pursuant to Section 12, all duties, responsibilities and obligations of Individual and Company under this Agreement shall immediately cease, except as set forth below.

Voluntary Termination by Individual. In the event that this Agreement and Individual’s employment are voluntarily terminated by Individual pursuant to Section 12(a), then within 5 business days of the date of termination Individual shall be paid a cash lump sum equal to all accrued but unpaid base salary and bonuses through the date of termination, together with all accrued vacation pay through the date of termination, if any. Individual shall not be entitled to any severance benefits after the date of Individual's termination pursuant to Section 12(a). Further, in the event Individual voluntarily terminates this Agreement pursuant to Section 12(a), all unvested stock, unvested stock options, and/or unearned bonuses will be forfeited.

Voluntary Termination by Company. In the event that this Agreement and Individual’s employment are voluntarily terminated by Company pursuant to Section 12(b), the Company shall, within 5 business days of the date of termination, pay Individual (or the trustee of his estate, as the case may be in the event of death) a cash lump sum equal to all accrued but unpaid base salary and bonuses through the date of termination, together with all accrued vacation pay through the date of termination, if any, plus severance compensation (“Severance Benefits”), as follows:

1.
In the event the Company voluntarily terminates this Agreement pursuant to Section 12(b) prior to the first anniversary date of Individual’s start date of employment, Individual will receive Severance Benefits in an amount equal to twenty-four (24) months of Individual’s base salary.

2.
In the event the Company voluntarily terminates this Agreement pursuant to Section 12(b) after the first anniversary date of Individual's start date of employment, then Individual in shall be entitled to receive Severance Benefits in an amount equal to the balance of Individual’s then base salary owed for the remainder of the Employment Term.

Company shall pay Individual his Severance Benefits with 5 business days of the date Company voluntarily terminates this Agreement pursuant to Section 12(b). Individual and Company agree that upon payment of the Severance Benefits, Individual and Company will be deemed to have mutually released any and all claims each may have against the other up through the date of payment of the Severance Benefits.

Termination by Company for Cause. In the event that this Agreement and Individual’s employment are voluntarily terminated by Company for "cause" pursuant to Section 12(c), the Company shall immediately (i.e., on the termination date) pay Individual (or the trustee of his estate, as the case may be in the event of death) a cash lump sum equal to all accrued base salary and bonuses through the date of termination together with all accrued vacation pay through the date of termination, if any. Individual shall not be entitled to any Severance Benefits after the date of Individual’s termination pursuant to Section 12(c). Further, in the event Company terminates this Agreement pursuant to Section 12(c), all unvested stock, unvested stock options, and/or unearned bonuses will be forfeited.

Termination by Company Due to Death or Disability. In the event that this Agreement and Individual’s employment are terminated pursuant to Section 12(d), the Company shall pay Individual (or the trustee of his estate, as the case may be in the event of death) a cash lump sum equal to all accrued base salary and bonuses through the date of termination together with all accrued vacation pay through the date of termination, if any, plus Severance Benefits in an amount equal to Individual's base salary for the remainder of the Employment Term.

13. Resignation as Officer. In the event that Individual’s employment with the Company is terminated for any reason whatsoever, Individual agrees to immediately resign as an Officer and/or Director of the Company and any related entities. For the purposes of this Section 13, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

14. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any applicable conflicts of law provisions.

15. Business Opportunities. During the Employment Term Individual agrees to bring to the attention of the Company’s Board of Directors all business, sale, or joint venture proposals that come to Individual’s attention and all business or investment opportunities of whatever nature that are created or devised by Individual and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

16. Individual's and Company's Representations and Warranties. Individual and Company hereby represent and warrant that they are not under any contractual obligation to any other company, entity or individual that would prohibit or materially impede each from performing their duties and responsibilities under this Agreement, and that each is free to enter into and perform the duties and responsibilities required by this Agreement. Individual further represents and warrants that his contract(s) with third parties do not, and will not, prohibit or materially impede Individual or Company from performing his or its duties and responsibilities under this Agreement, nor do any such contracts contain language that would prohibit or materially limit Company's ability to conduct business with vendors, manufacturing partners or any third party. Individual further represents and warrants that he has fully and completely disclosed the nature and extent of his current contractual relationships with any third parties that could or might materially adversely impact the Company, including the nature of any such agreements which contemplate Individual’s receipt of economic benefits and compensation from any third parties. Individual further represents and warrants that he has fully disclosed the nature and terms of any existing compensation arrangements that Individual has with any third parties or companies affiliated with the Company, or with whom the company currently does business or has a contractual relationship. Individual represents and warrants that he is not a party to any confidentiality agreement, non-competition agreement, non-solicitation agreement, or other agreement which would materially limit or prohibit the conduct of the Company’s business or activities.

17. Indemnification.

(a)
The Company agrees that if Individual is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Individual’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Individual shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of California, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Individual in connection therewith, and such indemnification shall continue as to Individual even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Individual’s heirs, executors and administrators. The Company shall advance to Individual to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Individual agrees that in the event it is judicially determined that he was not entitled to be indemnified by the Company against such costs and expenses, he will repay the Company the amount of such advances. Nothing in this agreement shall be construed to limit Individual's rights under California Labor Code Section 2802, which rights are fully preserved.

(b)
Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Individual that indemnification of Individual is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that Individual has not met such applicable standard of conduct, shall create a presumption that Individual has not met the applicable standard of conduct.

(c)	The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Individual to the extent the Company provides such coverage for its other executive officers.

(d)
Promptly after receipt by Individual of notice of any claim or the commencement of any action or proceeding with respect to which Individual is entitled to indemnity hereunder, Individual shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Individual, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Individual shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Individual reasonably determines that a conflict of interest exists or may exist which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Individual shall be paid by the Company to the extent permitted by law.

(e)
After the termination of this Agreement and upon the request of Individual, the Company agrees to reimburse Individual for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Individual is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Individual's employment hereunder, or Individual's role in connection therewith, the Company agrees to pay Individual a per diem sum, to be mutually agreed upon in advance by Individual and the Company, for each day of Individual's appearance and each day of preparation therefore.

18. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	SurgiCount Medical, Inc.	Individual:	William M. Adams
	27555 Ynez Road, Suite 330		3 Ladbrook Grove
	Temecula, CA 92591		Coto de Caza, CA 92679
Fax: (951) 587-6237

19. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Individual and is not assignable or delegable, in whole or in part, by Individual. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Company”		“Individual”

SurgiCount Medical, Inc., a California corporation

By:	/s/ W.B. Horne	/s/ William M. Adams

Name:	William B. Horne	William M. Adams

Title:	Chief Financial Officer

By:	/s/ Lynne Silverstein

Name:	Lynne Silverstein

Title:	Corporate Secretary

EXHIBIT A -IMMEDIATE VESTING OF ADDITIONAL 100,000 OPTIONS

Upon the occurrence of either of following events, the additional 100,000 Options described in Section 5(c) of the Agreement shall immediately vest in Individual:

(i) A sale or exchange of 50% or more of the Company's stock, or a joint venture by the Company with an unaffiliated entity.

(ii) On or prior to December 31, 2008, the Company's cumulative sales from the inception of the Company equal or exceed $10 Million. Individual's additional 100,000 Options described in Section 5(c) of the Agreement shall immediately vest in Individual on the date the Company's cumulative sales from the inception of the Company equal or exceed $10 Million, provided such date is no later than December 31, 2008.